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Katya Pruett
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Lear Announces 2 Appointments to Board of Directors
SOUTHFIELD, Mich. (Nov. 10, 2020) -- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today announced that it has appointed Roger A. Krone, chairman and CEO of Leidos, and Patricia L. Lewis, executive vice president and chief human resources officer of UnitedHealth Group, to its board of directors, effective Nov. 9.
“Roger and Patricia are significant additions to our board of directors with their extensive experience in areas that are vital to our success, including continuing to build and retain a strong and diverse workforce, fostering innovation, making smart investments and developing leading technologies,” said Greg C. Smith, Lear’s Non-Executive Chairman. “They will offer valued perspectives as we build on our strategy of driving profitable growth, creating a more inclusive workplace for our employees, cultivating strong relationships with our customers, and delivering value to our shareholders.”
The addition of Mr. Krone and Ms. Lewis increases the size of Lear’s board of directors to 11 members. The board routinely assesses its composition to ensure it includes the appropriate skills, experience, diversity and viewpoints.
Mr. Krone was named CEO of Leidos, a Fortune 500® information technology, engineering, and science solutions and services leader, in 2014. Previously, he held leadership roles at Boeing and General Dynamics. Mr. Krone holds a bachelor’s degree in aerospace engineering from the Georgia Institute of Technology, a master's degree in aerospace engineering from the University of Texas at Arlington, and an MBA from the Harvard University Graduate School of Business.
“I look forward to working alongside my fellow board members and company management to strengthen Lear’s commitment to mission-critical solutions aligned with the auto industry’s megatrends of autonomy, connectivity, electrification and shared mobility,” Mr. Krone said.
Ms. Lewis joined UnitedHealth Group, a diversified health care company, in 2019 and is responsible for overseeing compensation and benefits, talent management, leadership and employee development, rewards and recognition and organization development. Previously, she served in HR management roles at Lockheed Martin, IBM and DuPont. Ms. Lewis graduated from the University of Bridgeport with a degree in industrial relations management.
“I am excited to join Lear’s Board of Directors and share my experience in human capital management within complex and highly regulated industries spanning aerospace, defense, energy, cybersecurity, data analytics, biometrics, technology and chemicals to help Lear drive meaningful results throughout its operations,” Ms. Lewis said.

About Lear Corporation
Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Our diverse team of talented employees in 39 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 166 on the Fortune 500.

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